AMENDMENT TO EXECUTIVE EMPLOYMENT
AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of the date signed by the parties below by and between Adams Golf, Inc. and its subsidiaries (the "Company") and Mr. Oliver Brewer (the "Executive");

RECITALS

WHEREAS, the Executive is currently under an Executive Employment Agreement with the Company executed on November 3, 2009.

WHEREAS, the Executive has voluntarily taken a salary reduction consisting of $150,000 because of the economic recession and the state of the Company’s business,

WHEREAS, as result of the Executive’s voluntary salary reduction, devotion to the Company and performance, the Company desires to extend the Executive’s employment with the Company an additional two years up through December 31, 2012 on the same terms and conditions of his existing Executive Employment Agreement except as modified herein below:

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree to amend the Executive’s Employment Agreement as follows.

AMENDMENTS

1.	NEW EXTENDED TERM OF EMPLOYMENT

The term of the Executive’s employment shall be extended an additional 2 years, through December 31, 2012.

2.	NEW BASE SALARY COMPENSATION

The Executive’s new base salary, which shall supersede and replace his old base salary, shall be as follows:

A.	Commencing November 1 through calendar year 2009, the Executive’s base salary shall be $360,000.

B.	For each of the calendar years, 2010, 2011 and 2012, the Executive shall be paid an annual base salary in the amount of .475% of the Company’s trailing twelve month revenues (which shall be re-calculated bi-annually) but in no case shall the annual salary be less than $360,000 per year and in no case shall it be more than $500,000 per year. Based on the Company’s trailing twelve month revenues, the Executive’s base salary commencing January 1, 2010 shall be $360,000. The Executive’s base salary commencing July 1, 2010 shall be re-calculated using the Company’s trailing twelve month revenues from the period July 1, 2009 through June 31, 2010.

3.	INCENTIVE COMPENSATION UNCHANGED.

The Executive’s eligibility for semi-annual bonuses shall remain as stated in his Executive Employment Agreement .

4.	NEW LONG TERM INCENTIVE PAYMENT.

The below stated long term incentive payment eligibility for the Executive shall supersede and replace the Executive’s current long term incentive payment eligibility.

A.	The long term incentive payment eligibility shall based on the cumulative EBITDA of the Company for the years 2010-2012 (excluding one time charges such as litigation settlement payments) as follows:

(1)
If the Company achieves a cumulative EBITDA of Seven Million Five Hundred Thousand ($7,500,000) dollars the Executive shall be granted an incentive payment of Seven Hundred Fifty Thousand ($750,000) dollars.

(2)
If the Company achieves a cumulative EBITDA greater than Seven Million Five Hundred Thousand ($7,500,000) dollars but less than Twelve Million ($12,000,000) dollars the Executive shall be granted an incentive payment that is prorated accordingly between the two goals.

(3)	If the Company achieves a cumulative EBITDA of Twelve Million ($12,000,000) dollars the Executive shall be granted an incentive payment of One Million Five Hundred Thousand ($1,500,000) dollars.

(4)
Additionally, if the Company achieves a cumulative EBITDA that is greater than Twelve Million ($12,000,000) dollars, the Executive shall receive five (5%) of all cumulative EBITDA greater than Twelve Million ($12,000,000) dollars.

B.	The long term incentive payment, if made, shall be made as soon as administratively feasible but not later than February 15, 2013 as follows.

5.	ADDITIONAL EQUITY PARTICIPATION.

In addition to the equity participation for which the he Executive is already eligible under his existing Executive Employment Agreement, the Executive shall also be entitled to additional equity participation for the calendar years 2010, 2011 and 2012 as follows:

A.
calendar year 2010:  25,000 shares of the Company’s restricted shares of common stock, twelve Thousand five hundred (12,500) shares on the last trading day of June and twelve Thousand five hundred (12,500) shares on the second to last trading day of December.  The Executive shall be solely responsible for all taxes associated with these grants.

B.
calendar year 2011:  75,000 of the Company’s restricted shares of common stock, .37,500 shares on the last trading day of June and 37,500 on the second to last trading day of December.  The Executive shall be solely responsible for all taxes associated with these grants.

C.
calendar year 2012:  75,000 of the Company’s restricted shares of common stock, .37,500 shares on the last trading day of June and 37,500 on the second to last trading day of December.  The Executive shall be solely responsible for all taxes associated with these grants.

6.	WAIVER OF RIGHT TO RECAPTURE VOLUNTARILY REDUCED SALARY

The parties expressly acknowledge and agree that in consideration for the extension of term and other good and valuable consideration provided the Executive in this Amendment that the Executive is forever waiving and relinquishing his rights, whether in contract or equity, to collect on and/or in any way recapture salary amounts that he has voluntarily relinquished to prior to execution of this Amendment.

7.	NON RELIANCE

Each party to this Amendment represents, warrants and acknowledges that in entering into this Amendment that he/it has not relied upon any act, representation, or warranty by any other party thereto, or by any of their representatives or attorneys, except as may be expressly contained in this Amendment.  Each party further represents and warrants that he/it has thoroughly discussed all aspects of this Amendment with his or its attorneys, that he/it has had a reasonable time to review this Amendment, that he/it fully understands the provisions of this Amendment and the effect thereof and that he/it is entering into this Amendment voluntarily and of his/its own free will.

8.	ENFORCEABILITY OF EXISTING EXECUTIVE EMPLOYMENT AGREEMENT

All terms and conditions of the existing Executive Employment Agreement not expressly modified herein shall remain in full force and effect.

9.	COUNTERPARTS and COPIES

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.  Copies of signatures may be used for all purposes in place of original signatures.

The Company	Executed on November 3, 2009.

/s/ Byron H. Adams
By:  Byron H. Adams
Chairman of the Board of Directors of Adams Golf, Inc.

The Executive	Executed on November 3, 2009.

/s/ Oliver G. Brewer III
By:  Oliver G. Brewer III
Chief Executive Officer of Adams Golf, Inc.